EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), made effective as of the 1st day of February 2025 (the “Effective Date”), is by and between Sanford Health, a South Dakota non-profit corporation, hereinafter called “Landlord,” and SAB Biotherapeutics, Inc., a Delaware corporation, hereinafter called “Tenant.”

W I T N E S S E T H:

WHEREAS, Landlord owns certain commercial space that includes office space and space suitable for scientific laboratories; and

WHEREAS, Tenant wishes to lease office and laboratory space.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants, terms and conditions hereinafter expressed, the sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows

ARTICLE

PREMISES AND TERM

Section . Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord certain office and research space consisting of approximately twenty-one thousand fourteen square feet (21,014 sq ft) of shared and dedicated space, as depicted on Exhibit A attached hereto, together with the non-exclusive right to use the Common Area described in Article 4 (hereinafter the “Leased Premises”), in the building located at 2301 East 60th Street North, Sioux Falls, South Dakota 57104 (the “Building”).

The Leased Premises consist of the following spaces, as more specifically identified at Exhibit A attached hereto:

(i)
The premises identified as Area “A” and “B” located on the first floor of the Building consisting of approximately 13,262 square feet;

(ii)
The premises identified as Areas “C”, “D”, “E”, “F”, “G”, and “H” located on the first floor of the Building consisting of approximately 5,441 square feet (the “Additional First Floor Space”);

(iii)
The premises identified as Areas “A”, “B”, “C”, “D”, and “E” located on the second floor of the Building consisting of approximately 2,311 square feet (the “Second Floor Space”).

Section . The term of this Lease shall commence on 1 January 2025 and shall extend for a period of five (5) years (the “Term”). The parties may extend the Term of this Lease only through mutual written agreement. Notwithstanding the foregoing, either party may terminate this Lease at any time with ninety (90) days’ advance written notice to the other party.

ARTICLE

“AS IS” CONDITION

Section 1. Tenant agrees to accept the Leased Premises in its “as is” condition.

ARTICLE

RENT

Section 1. Commencing as of 1 January 2025 and continuing through and until 31 December 2025, the parties acknowledge and agree that the annual rent amount for the Leased Premises shall equal six hundred one thousand six hundred thirty dollars and eights-two cents ($601,630.82), which is $28.63 per square foot (the “Annual Rent”), payable in equal monthly installments of fifty thousand one hundred thirty five dollars and ninety cents ($50,135.90) on or before the first day of each month in advance. For clarity, January 2025 rent was paid at the amount dictated by a previous lease agreement active at the time, and the remaining 2025 rent shall be paid in eleven (11) monthly payments of fifty thousand one hundred thirty five dollars and ninety cents ($50,135.90). Payment shall be made by ACH to Sanford Health at the following banking information:

Bank: [***]

Account number: [***]

Routing number: [***]

Thereafter, commencing 1 January 2026 and annually thereafter during the Term, the Annual Rent shall increase by the greater of two percent (2%) per annum or the increase in the Consumer Price Index – All Urban Consumers for the prior 12-month period, and shall be cumulative of the prior year’s Annual Rent. All sums payable hereunder by Tenant which are not paid when due shall bear interest from the due date thereof to the date of payment at the rate of twelve percent (12%) per annum.

ARTICLE

COMMON AREA USE

Section 1. Landlord grants to Tenant, its employees and invitees the nonexclusive right during the Term of this Lease to use the common areas of the Building, such use to be in common with Landlord and all tenants of Landlord, its and their employees, customers and invitees. The “Common Area” shall include non-reserved parking areas, hallways, restrooms, the exercise facility, common conference rooms, the cafeteria and dining areas and other areas intended to be commonly used by the tenants of the Building and designated by Landlord as Common Area. Landlord reserves the right to modify or alter the Common Area at any time with reasonable notice to Tenant.

Section 2. Notwithstanding the foregoing, Tenant acknowledges and agrees that neither Tenant nor its employees or invitees may access any space in the Building outside of the Leased Premises and Common Area. Furthermore, access to and use of the Leased Premises and Common Area for Tenant’s employees is subject to and conditioned upon the Tenant completing a criminal background investigation for each employee and each employee being up-to-date in Landlord-required immunizations as provided herein.

Tenant shall provide a written certification to Landlord that Tenant has completed a background investigation on each of Tenant’s employees seeking access to the Leased Premises and such employees have not been convicted of crimes of violence, dishonesty, or crimes that are sexual in nature; provided, however, that Landlord agrees that all employees of Tenant previously employed by Landlord do not have to undergo an additional background check. Such background checks shall be conducted by a reputable company (such as HireRight) and shall include checks on its employees against the federal exclusion list. Required background investigations shall be at Tenant’s sole expense.

Tenant shall also certify that each of Tenant’s employees seeking access to the Leased Premises has received a yearly influenza vaccine and are current with any vaccines that would be required based upon the materials routinely encountered by Tenant’s employees seeking access to the Leased Premises.

Section 3. Upon commencement of the Term, Tenant shall provide Landlord with a list of Tenant’s employees who will access the Building. Tenant’s employees shall at all times be subject to Landlord’s security and facility access policies. Upon employment of new employees or termination of current employees, Tenant shall promptly notify Landlord in order to update access rights to the Building.

Section 4. Tenant shall provide Landlord with advance notice of the use or presence of any Common Area by any of Tenant’s customers or invitees.

ARTICLE 5

USE

Section 1. The Leased Premises may be used for office space and research activities and for no other purpose without the written consent of Landlord, and Tenant agrees to conduct its business at all times in good faith, in a high grade and reputable manner. Tenant shall comply with all laws, ordinances and regulations affecting Tenant's business.

ARTICLE 6

UTILITIES

Section 1. Landlord shall pay for all heating, air conditioning, electricity, janitorial services, gas, water and sewer charges used in the Leased Premises throughout the Term of this Lease. Tenant shall be responsible for all other utility services, including without limitation internet and telephone services with such network equipment to be installed in currently established network closets with Landlord to escort Tenant and/or its provider(s) for access thereto. Tenant agrees to communicate and work with, and to cause its internet and telephone service provider to communicate and work with, Landlord’s IT Department to have such internet and telephone services properly installed and maintained on the Leased Premises. It is understood and agreed that Tenant’s telephone service shall connect to Landlord’s hardware, the cost of which is included in the Annual Rent. The Tenant shall have the option to install and maintain their own hardwired and wireless internet network. Tenant shall be limited to one production wireless network (i.e. no “guest” network or other multiple network iterations). Such internet networks shall not interfere with Landlord’s internet network, and Tenant shall work cooperatively with Landlord’s facilities and technologies teams to develop infrastructure plans. Landlord shall have the right to approve any network plans including cabling/infrastructure plans. If it is determined the Tenant’s internet network is interfering with Landlord’s internet network the parties shall work together in good-faith to arrive at a reasonable solution. If no solution can be agreed, the Landlord may require the Tenant to disable their internet network causing the interference, and the Landlord’s shall offer a guest internet network to the Tenant. Tenant is wholly responsible for the cost, management, and maintenance of its internet network and shall at all times remain liable for the security, use, and availability of its internet network. Landlord shall bear no responsibility to help, facilitate, manage, or otherwise support Tenant’s internet network

Section 2. Tenant shall be responsible for general management and upkeep of the Leased Premises.

Section 3. Notwithstanding the provisions of Article 6, Section 1, above, in the event that Tenant’s Work (defined in Article 9 below) causes Tenant to use a disproportionate amount (in Landlord’s sole discretion) of electricity, gas, water, sewer, or other commonly metered utilities Tenant shall be responsible to pay Landlord additional fees for its increased utility usage. Additionally, in the event that Tenant’s Work or use of the Leased Premises requires Landlord or utility providers to install additional hardware, wiring, plumbing, sewer lines, electrical lines, panels, water lines, or bandwidth, servers, routers, hubs, etc., to accommodate Tenant’s Work or Tenant’s use, unless otherwise agreed, Tenant shall be solely responsible for such additional costs. Tenant has previously installed an additional and dedicated air handling unit which exclusively serves and is used exclusively by Tenant for its operations. Notwithstanding the provision of Article 8, Section 1 of the Lease, such air handling units and other utility infrastructure installed by Tenant and used exclusively as part of Tenant’s operations shall not be considered base-building equipment, however, at expiration of the Term, Tenant shall not be required to remove such dedicated air handling unit. Tenant shall be responsible for the maintenance, repairs, and replacement of such units at its sole cost and expense. Tenant shall be responsible for specific costs directly attributable to Tenant’s operations, but paid for by Landlord on Tenant’s behalf, such as Landlord’s treatment of Tenant’s generated sewage.

Section 4. Tenant covenants that it shall, at its own expense, abate, remedy and remove any hazardous material discovered on the Leased Premises which was located, generated, created, stored, treated, discharged, disposed of, allowed to escape, or released by Tenant or by any of Tenant’s patrons, customers, invitees, members, employees, agents, servants, or contractors. Tenant shall indemnify Landlord, without prior payment being made by Landlord, against and shall hold Landlord harmless from any claim, demand, judgment, penalty, liability, cost, damage and expense, including court costs and attorneys’ fees prior to trial, at trial and on appeal, whether private or mandated by any governmental body, and including liabilities assessed by any governmental body, resulting from any breach of the foregoing covenant, it being the intent of Landlord and Tenant that Landlord shall have no liability for damage to the environment or natural resources caused by Tenant, for abatement, removal or clean-up of, or otherwise with respect to any contaminants either by virtue of the interest of Landlord in the Leased Premises or created as a result of Landlord’s exercise of any of its rights or remedies with respect to this Lease including, but not limited to, the eviction of Tenant or the re-entry of Landlord and Landlord’s repossession of the Leased Premises. Tenant agrees that it shall, for purposes of this section, be designated as the “Owner” or “Operator” of the Leased Premises, as those terms are defined by 42 U.S.C. 9601-9675 (1989) (CERCLA). The warranties and indemnifications made by Tenant within this Section shall survive the termination of the Lease.

ARTICLE 7

TAXES

Section 1. Landlord shall pay all real property taxes on the Building land and improvements payable throughout the Term of this Lease and rental taxes on rentals levied during the Term hereof upon the rentals from the Leased Premises.

ARTICLE 8

MAINTENANCE AND REPAIRS

Section 1. Landlord shall keep the foundations, exterior walls, and roof in good repair, including the interior and exterior portions of all windows and window frames, doors and door frames, plate glass, fixtures, plumbing, lighting, electrical and sewage equipment, interior walls, partitions, floors and floor coverings and, if necessary or required by proper governmental authority, make modifications or replacements thereof, except that Landlord shall not be required to make any such repairs, modifications or replacements which become necessary or desirable by reason of the intentional or negligent acts or omissions of Tenant, its agents, servants, employees or invitees. Landlord shall repair and maintain all base-building equipment contained therein, including specifically the heating, air conditioning or other equipment serving the Leased Premises. Landlord shall at all times have access to the heating and air conditioning equipment and may enter upon the Leased Premises for the purpose of repairing and maintaining the same.

Section 2. Tenant shall repair and replace the interior and non-base building or non-structural portions of the Leased Premises and keep the same in good order and in clean, sanitary and safe condition, ordinary wear and tear excepted. Tenant shall permit no waste, damage or injury to the Leased Premises.

Section 3. Landlord agrees to keep the sidewalks and parking area free and clear of all snow, ice and other debris. Landlord shall maintain and care for the lawn, shrubs, and trees on the Leased Premises.

ARTICLE 9

INSTALLATIONS, ALTERATIONS AND SIGNS

Section 1. Tenant, at its own expense, shall purchase, install and maintain in good condition its trade fixtures.

Section 2.

a.
Tenant shall not make any repairs, alterations, modifications or additions to the Leased Premises or make any contract therefor (“Tenant’s Work”) without first procuring Landlord's written consent, which consent shall not be unreasonably withheld, and delivering to Landlord the plans and specifications and copies of the proposed contracts and necessary permits, and shall furnish indemnification against liens, costs, damages and expenses and satisfactory proof that workmen are properly licensed workers, as Landlord may require or as otherwise requested herein. Tenant understands and acknowledges the selection of a Landlord approved construction designer and contractor will be a factor in approval of Tenant’s Work, and the Landlord’s approval of the construction designer and construction contractor shall be required to be obtained prior to commencement of design and commencement of construction.

b.
If Landlord requests changes or modifications to Tenant’s Work, Tenant shall as soon as reasonably practical make or cause to be made the required changes and shall thereupon deliver revised Tenant plans and specifications to Landlord. Landlord’s approval of Tenant’s plans or Tenant’s Work shall not constitute the assumption of liability on the part of Landlord for such Tenant Plan’s conformity with applicable building codes, Americans with Disabilities Act, or other legal requirements.

c.
Tenant or Tenant’s general contractor and subcontractor shall employ all commercially reasonable measures to minimize noise, disruption, dust, vibration or any interference, which may disrupt Landlord’s operations or other research occurring within the Building. Tenant or Tenant’s general contractor and subcontractor shall cooperate and schedule any potentially interfering activities with Landlord, and if necessary, agree to conduct such activities outside normal Building operating hours. Tenant or Tenant’s general contractor and subcontractor shall position or park their equipment, materials, trailers, contractor parking, etc., and shall use entries doors designated by Landlord, so as to minimize disruption to Landlord.

d.
Tenant shall complete all Tenant’s Work with first class materials and construction in accordance with Tenant’s submitted plans and specifications. In addition, to the fullest extent permitted by law, Tenant agrees to indemnify and keep harmless Landlord from and against any and all actions (civil, criminal or quasi civil or criminal) claims (including for damage to property and person or for death) demands, judgments, liability (including for mechanic’s liens), expenses, penalties and citations of any kind, in connection with, incident to, resulting from or arising out of Tenant’s undertaking of Tenant’s Work, including but not limited to (i) any claimed violation of any law by Tenant or Tenant’s contractor or any lower-tier contractors, or any of their agents, employees or contractors, of any law or regulation, including the Occupational Safety and Health Act of 1970, as amended.

e.
Tenant or Tenant’s general contractor and subcontractor shall provide and carry the following insurance coverage in amounts to be approved by Landlord’s construction and facilities department: commercial general liability (which shall include bodily injury and property damage including installation floater), commercial vehicle, and workers compensation and any other insurance required by municipal, state or federal law. Landlord shall be furnished a copy of a policy endorsement and/or certificates of insurance naming it an additional insured on the general liability, commercial automobile, and otherwise establishing coverage and conformity with this Lease. Such insurance shall continue in force until the completion of Tenant’s Work. Each policy shall provide for waiver of subrogation, if available. Tenant or Tenant’s Contractor may satisfy such insurance requirements through a program of self-insurance or third-party insurance, or a combination of such coverages.

f.
Landlord agrees to cooperate with Tenant in securing any and all building permits and other permits and authorizations necessary from time to time for the performance of any construction, alteration or other work permitted to be done by Tenant under this Lease (including, without limitation, Tenant’s Work), but such cooperation by Landlord shall not be construed as the consent of Landlord to the filing of any mechanic’s, materialman’s or other lien or any claim relating thereto, nor to the performance of any labor or the furnishing of any materials on the account of Landlord in any construction to be done by Tenant on the Leased Premises. Upon Landlord’s reasonable request, Tenant shall furnish to Landlord copies of all certificates, licenses and approvals, with respect to Tenant’s Work done by Tenant or on Tenant’s behalf that may be required from any authority.

g.
Upon the termination or expiration of this Lease, the priority and interest to Tenant’s Work, alterations, additions, improvements and/or fixtures is as follows:
i.
In the event Tenant: (A) elects to retain any or all portions of Tenant’s Work, alterations, additions, improvements and fixtures at its discretion; or, (B) as may be required pursuant to Article 9 section 2.g.ii. below, the Government requires Tenant to retain such items; or, (C) subject to the following paragraph, that neither party elects to keep Tenant’s Work, alterations, additions, improvements, and/or fixtures, then Tenant shall be responsible for removing all such alterations, additions, improvements and fixtures and restoring the same to their original condition and shall solely bear all such costs of removing the same and restoring any damages caused by their removal. Secondarily, in the event Landlord desires that any or all of Tenant’s Work, alterations, additions, improvements and/or fixtures, such items shall remain in and with the Leased Premises. Tenant shall not be responsible for paying for the removal or restoration of such portions of Tenant’s Work, alterations, additions, improvements and fixtures retained by Landlord, but shall remain responsible for removing any alterations, additions, improvements or fixtures not retained by Landlord.
ii.
The parties agree that, as applicable or required, the United States Government may have priority to the Tenant’s Work, alterations, additions, improvements, or fixtures for manufacturing of prototype drug products, with negotiated terms for current and future access, which may require Tenant to retain the physical assets for relocation in the event of termination or expiration of this Lease. Tenant shall be solely responsible for its compliance with any governmental or agency law, rule, contract, or regulation concerning Tenant’s Work, alterations, additions, improvements, or fixtures. Landlord shall have no liability for Tenant’s failure to comply with any such law, rule, contract, or regulation.
iii.
In the event Tenant abandons or transfers any Tenant’s Work, alterations, additions, improvements, or fixtures to Landlord pursuant to Article 9 Section 2g.i. above, where applicable, the parties agree to execute a bill of sale and assignment of approximate value to such items transferred. Tenant shall indemnify and hold harmless Landlord against any governmental, agency, or other security interest claims against Landlord for Landlord’s use thereof, or Tenant’s transfer of such items to Landlord.

Section 3. Tenant shall promptly pay all contractors and materialmen, so as to avoid the possibility of a lien attaching to the Leased Premises, and should any lien be made or filed, Tenant shall bond against or discharge the same within ten (10) days after written request by Landlord. Nothing in this Lease contained shall be construed as consent on the part of the Landlord so as to subject the Landlord's estate in the Leased Premises to any lien or liability under the laws of the state in which the Leased Premises are located.

Section 4. [reserved]

Section 5. Tenant acknowledges and agrees that in no event shall it, except as explicitly set forth herein or as approved in writing by Landlord, place or maintain any signs or signage advertising its business in or about the Leased Premises. Upon termination of this Lease, Tenant shall remove the signage and repair any and all damage caused thereby.

ARTICLE 10

INDEMNITY

Section 1. Tenant agrees to indemnify and save Landlord, its corporate parent, affiliates, and subsidiaries, and each of their trustees, directors, officers, employees, and agents, harmless against any and all claims, actions, demands, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from the use of the Leased Premises by Tenant or arising from any breach or default on the part of Tenant in the performance of this Lease, or from any act or negligence of Tenant, its agents, contractors, servants, or employees. Landlord agrees to indemnify and save Tenant harmless against any and all claims, demands, damages, costs and expenses, including reasonable attorneys' fees, arising from the use of the Leased Premises by Landlord or arising from any breach or default on the part of Landlord in the performance of this Lease, or from any act or negligence of Landlord, its agents, contractors, servants, or employees.

ARTICLE 11

INSURANCE

Section 1. Tenant shall obtain, maintain and keep in full force and effect during the Term of this Lease comprehensive general liability insurance covering the Leased Premises, operations, personal property, trade fixtures, contractual, independent contractors, personal injury and other normal coverage as provided by the standard “broad form” liability policies against claims for bodily injury, death or property damage, occurring in, on or about the Leased Premises, with coverage limits of not less than $1,000,000.00 with respect to the injury or death of a single person, and not less than $3,000,000.00 for bodily injury or death resulting from any one accident or occurrence, which insurance shall name Landlord as an additional named insured.

Section 2. Landlord shall maintain fire and extended coverage (including coverage for rental loss in connection with damage and destruction covered by the said fire and extended coverage insurance) and other reasonably necessary insurance on the Building.

Section 3. If Tenant fails to comply with the requirements of this Article 11, Landlord may obtain such insurance and keep the same in effect, and Tenant shall pay Landlord the premium costs thereof on demand.

Section 4. Tenant shall be responsible for maintaining any desired fire and extended coverage insurance insuring any of its personal property located at the Leased Premises.

ARTICLE 12

FIRE OR OTHER CASUALTY

Section 1. Subject to Article 12 Section 2 below, in case the Building shall be partially or totally destroyed by any fire or other casualty covered by insurance so as to become partially or totally untenantable, the same shall be repaired at the expense of Landlord, unless Landlord shall elect not to rebuild, as hereinafter provided, and the Annual Rent shall abate until the Leased Premises are repaired and the extent to which the Leased Premises are untenantable.

Section 2. In case the Building shall be destroyed or damaged by fire or other casualty, then either Landlord or Tenant may, if it so elects by notice in writing to the other within sixty (60) days after such destruction or damage, terminate this Lease.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

Section 1. Tenant shall not assign or in any manner transfer this Lease or any interest therein, nor sublet said Leased Premises or any part or parts thereof, nor permit occupancy by anyone without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Leased Premises shall not operate as a waiver of Landlord's rights under this Article. No assignment shall release Tenant of any of its obligations under this Lease or be construed or taken as a waiver of any of Landlord's rights hereunder. The acceptance of rent from someone other than Tenant shall not be deemed to be a waiver of any of the provisions of this Lease or consent to any assignment or subletting of the Leased Premises.

Section 2. Landlord may assign this Lease at any time without the consent of Tenant.

Section 3. Neither this Lease nor any interest therein shall pass to any trustees or receiver in bankruptcy, or any assignee for the benefit of creditors, or by operation of law.

ARTICLE 14

ACCESS TO PREMISES AND OBSERVING LANDLORD’S POLICIES

Section 1. Tenant shall have access to the Leased Premises 24 hours per day, 7 days per week for the Term of this Lease.

Section 2. Landlord shall, with reasonable, advance notice to Tenant, have the right to enter upon the Leased Premises during all business hours for the purpose of inspecting the same or of making repairs, additions or alterations thereto or to the Building in which the same are located, for access to or egress from other portions of the Building, or for the purpose of exhibiting the same to prospective tenants, purchasers or others.

Section 3. Tenant shall, and shall cause its employees, contractors, subcontractors, agents, and representatives to, abide by all Landlord policies and procedures while in the Building or any Landlord owned property. Additionally, with regard to any media, government official, celebrity, or public figures, Tenant agrees to provide written notice by email to Landlord of the anticipated presence of such individuals within the Building at least forty-eight (48) hours prior to the anticipated arrival of such individuals, or in the event that such advance scheduling is not available, Tenant shall provide Landlord as much advance notice as reasonably possible under the circumstances. In the case of a pandemic or other state of emergency, Landlord withholds the ability to reasonably restrict Tenant’s employees, contractors, subcontractors, agents, and representatives from entry into the Building until such time that a state of emergency is no longer effective according to the State of South Dakota or Landlord’s reasonable discretion.

Section 4. It is a material term of this Lease and an understanding between the parties that as part of Tenant’s access and lease of Landlord’s facilities that Tenant shall not solicit Landlord’s employees or contractors. Landlord understands and acknowledges that the Landlord has expended and continues to expend significant time and expense in recruiting and training its employees and contractors and that the loss of its employees or contractors would cause significant and irreparable harm to Landlord. Tenant hereby agrees and covenants not to directly or indirectly solicit, hire, or recruit, or attempt to solicit, hire, or recruit, any employee or contractor of Landlord during the Term of this Lease or for one (1) year after the termination or expiration of this Lease.

Section 5. In effort to streamline media or information releases and to better characterize the relationship between the parties, and the party’s respective parent, subsidiaries, or related parties, upon or shortly after execution of this Lease, the parties agree to convene and mutually agree upon the terminology, restrictions, and approved language surrounding the affiliation between Landlord and Tenant and Tenant’s involvement or operation with Landlord’s Building. Unless otherwise agreed in a separate writing, Tenant shall not use the trademarks, service marks, or associated logo(s) of Landlord or its parent, subsidiaries, or related parties, without the prior written consent form Landlord.

ARTICLE 15

REMEDIES

Section 1. Landlord may terminate Tenant's estate herein demised and Tenant's right to possession hereunder upon the failure of Tenant to pay any amount or rent when due or to perform any other of its covenants, agreements or obligations under this Lease and the continuance of such default for thirty (30) days after written notice to Tenant. If Tenant, or its employees, contractors, subcontractors, agents, or representatives, breach Article 14, Section 3, Landlord may terminate this Lease immediately upon written notice, and Tenant shall promptly vacate the Leased Premises.

Section 2. If at any time during the Term of this Lease (a) Tenant shall file in any court a petition in bankruptcy or insolvency or for reorganization, or for arrangement or for the appointment of a receiver or trustee of all or a portion of Tenant's property; or (b) an involuntary petition of any kind referred to in Subdivision (1) of this section shall be filed against Tenant, and such petition shall not be vacated or withdrawn within thirty (30) days after the date of filing thereof; or (c) if Tenant shall make an assignment for the benefit of creditors; or (d) if the Tenant shall be adjudicated as bankrupt; or (e) a receiver shall be appointed for the property of Tenant by order of a court of competent jurisdiction (except where such receiver shall be appointed in an involuntary proceeding, if they shall not be withdrawn within thirty (30) days from the date of appointment), Tenant's estate and right to possession hereunder shall terminate ipso facto upon the happening of any one of such events, and Tenant shall then quit and surrender the Leased Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

Section 3. Upon the termination of the estate as aforesaid, Landlord may re-enter the Leased Premises by any lawful means and remove all persons and chattels therefrom and Landlord shall not be liable for damages or otherwise by reason of re-entry or termination. Notwithstanding such termination, the liability of Tenant for the rent provided for hereinabove shall not be extinguished for the balance of the Term remaining after said termination.

Section 4. Tenant plans to complete work in the Leased Premises, including, but not limited to constructing a wall demising the Leased Premises, the cost of which is currently undetermined (“Tenant’s Work Construction Cost”). Following execution of this Lease, Landlord and Tenant will work together to reach agreement on the Tenant’s Work Construction Cost and will document such agreed upon cost by written agreement. In the event that Landlord terminates this Lease, without cause and not as a remedy for Tenant’s breach under the Lease, and Landlord elects to retain the anticipated Tenant’s Work, Landlord agrees to pay Tenant the unamortized amount of Tenant’s Work Construction Cost over the unexpired Term (such amortization calculated over a term of five (5) years from the Effective Date) and prorated to the date of Landlord’s early termination. Notwithstanding any provision of this Article 15, Section 4, under no circumstance shall Landlord be responsible for the payment of any portion of the Tenant’s Work Construction Cost, or any unamortized amount thereof, if Landlord does not terminate the Lease prior to 31 December 2030.

ARTICLE 16

SURRENDER OF POSSESSION

Section 1. At the expiration of the Term of this Lease, whether by lapse of time or otherwise, Tenant shall surrender the Leased Premises in good condition and repair, reasonable wear and tear and loss by fire or unavoidable, insured casualty excepted. Tenant shall promptly surrender all keys for the Leased Premises to Landlord.

ARTICLE 17

TITLE

Section 1. Landlord covenants that it has full right and authority to enter into this Lease for the full Term hereof. Landlord further covenants that Tenant, upon performing the covenants and agreements of this Lease to be performed by said Tenant, will have, hold and enjoy quiet possession of the Leased Premises.

ARTICLE 18

ENVIRONMENTAL HEALTH AND SAFETY

Section 1. Tenant shall maintain a safety program that is equal to Landlord’s safety program, subject to the verification and approval of Landlord, to be granted or withheld in Landlord’s sole and reasonable discretion, upon execution of this Lease (the “Safety Program”). The Safety Program shall be reviewed on an annual basis throughout the Term. If an adverse event subject to the Safety Program should occur, Tenant shall notify Landlord immediately. Landlord shall provide a current copy of Landlord’s Safety Program and notify Tenant of all material changes to Landlord’s safety program when and if they occur.

Section 2. Tenant shall be subject to Landlord’s Emergency Action Plan for the Building.

Section 3. Tenant shall establish a hazardous waste stream in the Leased Premises that will include separate account and waste receptacles and be managed by an appropriate vendor.

ARTICLE 19

RADIATION SAFETY

Section 1. Tenant shall not use byproduct materials regulated by any government agency, including but not limited to radioactive byproduct materials regulated by the Nuclear Regulatory Commission, without notification to Landlord of Tenant’s intent to use such materials and either (i) obtaining the consent and approval of Landlord, to be withheld in Landlord’s sole and reasonable discretion, or (ii) engaging in a sublicense with Landlord or its subsidiaries or affiliates.

ARTICLE 20

GENERAL

Section 1. Governing Law. The laws of the state in which the Building is located shall govern the validity, performance and enforcement of this Lease.

Section 2. Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, to the extent of insurance proceeds recoverable, Landlord and Tenant each hereby waive any and all rights of recovery, claim, action or cause-of-action against the other, its agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or said Building of which the Leased Premises are a part, or any improvements thereto, or any property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

Section 3. Relationship of Parties. Nothing contained herein shall be deemed or construed by anyone as creating the relationship of principal and agent or of partnership or joint venture on the Effective Date.

Section 4. Holding Over. Any holding over of the Leased Premises after the expiration or other termination of this Lease or any renewal or extension thereof shall operate and be construed as a tenancy from month to month at 110% of the monthly rental rate that applied to the last preceding month and subject to all the other terms and conditions herein provided, and in no event shall the tenancy be deemed to be one from year to year or longer period. However, nothing contained herein shall be construed as consent by Landlord to the holding over of the Leased Premises by Tenant.

Section 5. Notices. For purposes of this Lease, it is agreed that any notices that are required to be given by the terms hereof shall be given by mail, certified with a return receipt requested, sent to the following addresses:

Landlord: Sanford Health

Attn: Legal Department

2301 East 60th Street North

Sioux Falls, SD 57104

Tenant: SAB Biotherapeutics, Inc.

777 West 41st Street, Suite 401

Miami Beach, FL 33140

Section 6. Severability. If any one or more of the terms of this Lease are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions will not, in any way, be affected or impaired thereby; and, notwithstanding the foregoing, all provisions of this Lease shall be enforced to the extent that is reasonable.

Section 7. Entire Agreement. This Lease, along with any exhibit or addendum which may be attached, contains the entire agreement between the parties, and supersedes any prior or contemporaneous negotiations, representation or statements, including without limitation the Prior Lease. Any executory agreement hereafter made shall be ineffective to change, modify, discharge, abandon or affect in whole or in part this Lease unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Section 8. Termination of Prior Lease. Upon execution of this Lease, the prior lease for the Leased Premises executed by the Parties on 1 September 2019 (the “Prior Lease”) shall terminate.

[execution page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease to be effective as of the day and year first above written.

SANFORD HEALTH SAB BIOTHERAPEUTICS, INC.

By:	/s/ Matt Hocks	By:	/s/ Eddie Sullivan
Name:	Matt Hocks	Name:	Eddie Sullivan
Title:	Executive Vice President and Chief Operating Officer	Title:	President and Director

EXHIBIT A

Leased Premises

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